PLAN OF DISTRIEBUTION


         WHEREAS BULL & BEAR FUNDS II, INC. (the "Corporation") is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management investment company, and currently offers for public sale three distinct series of shares of common stock ("Series"), which correspond to distinct portfolios and have been designated as Bull & Bear Dollar Reserves ("Dollar Reserves"), Bull & Bear U.S. Government Securities Fund ("U.S. Government Securities Fund") and Bull & Bear Global Income Fund ("Global Income Fund"); and

         W'HEREAS the Corporation has entered into a Distribution Agreement ("Agreement") with BULL & BEAR SERVICE CENTER, INC. (the "Distributor") pursuant to which the Distributor has agreed to serve as the principal distributor for each such Series;

         NOW, THEREFORE, the Corporation hereby adopts this plan of distribution ("Plan") with respect to such Series in accordance with Rule 12b-1 under the 1940 Act.

         1.
         As Distributor for each Series, the Distributor may spend such amounts as it deems appropriate on any activities or expenses primarily intended to result in the sale of the Series' shares or the servicing and maintenance of shareholder accounts, including, but not limited to: advertising, direct mail, and promotional expenses; compensation to the Distributor and its employees; compensation to and expenses, including overhead and telephone and other communication expenses, of the Distributor, the Investment Manager, the Series, and selected broker/dealers and their affiliates who engage in or support the distribution of shares or who service shareholder accounts; fulfillment expenses, including the costs of printing and distributing prospectuses, statements of additional information, and reports for other than existing shareholders; the costs of preparing, printing and distributing sales literature and advertising materials; and internal costs incurred by the Distributor and allocated by the Distributor to its efforts to distribute shares of the Series or service shareholder accounts such as office rent and equipment, employee salaries, employee bonuses and other overhead expenses.

         2.
         A. Dollar Reserves and U.S. Government Securities Fund is each authorized to pay to the Distributor, as compensation for the Distributor's distribution and service activities as defined in paragraph 12 hereof with respect to each Series and its shareholders, a fee at the rate of 0. 25 % on an annualized basis of its average daily net assets. All or a portion of such fee may be designated by the Corporation's board of directors ("Board") as a fee for service activities or as a fee for distribution activities.


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          B.  Global Income Fund is authorized to pay to the Distributor, as compensation for the Distributor's distribution activities as defined in paragraph 12 hereof with respect to such Series, a fee at the rate of 0. 25 % on an annualized basis of its average daily net assets.

          C. Global Income Fund is authorized to pay to the Distributor, as compensation for the Distributor's service activities as defined in paragraph 12 hereof with




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respect to such Series and its shareholders, a fee at the rate of 0. 25 %
on an annualized basis of its average daily net assets.

           D. The amount of the fees specified in this paragraph of this Plan shall be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine.

           E. A Series may pay fees to the Distributor at a lesser rate than the fees specified in this paragraph of this Plan in each case as mutually agreed to by the Board and the Distributor and as approved in the manner specified in paragraph 3B of this Plan.

3. This Plan shall not take effect with respect to a Series until it has been approved by:

                    A. the vote of at least a majority of the outstanding voting securities of the Series and

                    B. the vote cast in person at a meeting called for the purpose of voting on this Plan of a majority of both (i) those directors of the Corporation who are not interested persons of the Corporation and have no direct or indirect financial interest in the operation of this Plan or any agreement related to it (the "Plan Directors"), and (ii) all of the directors then in office.

         4.
         This Plan shall continue in effect for one year from its execution or adoption and thereafter for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3B.

         5.
         The Distributor shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended with respect to each Series by the Distributor under this Plan and the purposes for which such expenditures were made. A reasonable allocation of overhead and other expenses of the Distributor related to its distribution activities and service activities, including telephone and other communicafion expenses, may be included in the information regarding amounts expended for such activities.

         6.
         This Plan may not be amended to increase materially the amount of fees provided for in paragraph 2 hereof unless such amendment is approved by a vote of a majority of the outstanding voting securities of the affected Series, and no material amendment to this Plan shall be made unless approved by the Board and the Plan Directors in the manner provided for approval of this Plan in paragraph 3B.


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         7.
         The amount of the fees payable by any Series to the Distributor under paragraph 2 hereof is not related directly to expenses incurred by the Distributor on behalf of such Series in serving as its distributor, and paragraph 2 hereof does not obligate the Series to reimburse the Distributor for such expenses. The fees set forth in paragraph 2 hereof will be paid by the Series to the Distributor unless and until this Plan is terminated or not renewed. If this Plan is

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terminated or not renewed with respect to any Series,  any expenses  incurred by the Distributor on behalf of the Series in excess of payments of the fees specified in paragraph 2 hereof which the Distributor has received or accrued through the termination date are the sole responsibility and liability of the Distributor, and are not obligations of the Series.

         8.
         Any other agreements related to this Plan shall not take effect until approved in the manner provided for approval of this Plan in paragraph 3B.

         9.
This Plan may be terminated with respect to any Series at any time by vote of a majority of the Plan Directors, or by vote of a majority of the outstanding voting securities of that Series.

         10.
While this Plan is in effect, the selection and nomination of directors who are not interested persons of the Corporation shall be committed to the discretion of the directors who are not interested persons of the Corporation.

         11.
         The Corporation shall preserve copies of this Plan and any other agreements related to this Plan and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date of this Plan, or the date of any such agreement or of any such report, as the case may be, the first two years in an easily accessible place.

         12.
         For purposes of this Plan, "distribution activities" shall mean any activities in connection with the Distributor's performance of its services under this Plan or the Agreement that are not deemed "service activities." "Service activities" shall mean activities covered by the definition of "service fee" contained in amendments to Section 26(b) of the National Association of Securities Dealers, Inc.'s Rules of Fair Practice.

         13.
         As used in this Plan, the terms: "majority of the outstanding voting securities" and "interested person" shall have the same meaning as those terms have in the 1940 Act.

         IN WITNESS WHEREOF, the Corporation has executed this Plan on the day and year set forth below in the City and State of New York.


DATE:      November 1, 1993
                               A=T:     BULL & BEAR FUNDS 11, INC.


                                      By:

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